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                                                                   EXHIBIT 10.33

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement is made on April 15, 2003, by and between THE SPECTRANETICS CORPORATION, a Delaware corporation having its principal place of business at 96 Talamine Court, Colorado Springs, CO 80907 ("Spectranetics"), and LaTIS, INC., a Delaware corporation having its principal place of business at 100 Front Street, Suite 1350, West Conshohocken, PA 19428.("LaTIS").

         All capitalized terms used in this Agreement are either defined or referenced in Section 1 below.

                                    RECITALS

A. LaTIS is engaged, inter alia, in the development and commercialization of a laser Thrombolysis system for the treatment of acute ischemic stroke (the "Business").

B. Spectranetics desires to purchase, and LaTIS desires to sell, the Purchased Assets, upon the terms of this Agreement.

C. In connection with Spectranetics's purchase of the Purchased Assets, the parties have agreed to take various other actions, as described in this Agreement.

         Therefore, the parties intending to be legally bound agree as follows:

         1. DEFINITIONS. As used in this Agreement:

            "Accounts Receivable" is defined in Section 2.2 of this Agreement.

            "Agreement" is this Asset Purchase Agreement.

            "Approvals" means all permits, licenses, approvals and other authorizations from any governmental administrative or regulatory body necessary or associated with the Business including, without limitation, FDA IDE #G 980249.

            "Assigned Agreements" is defined in Section 2.1(d) of this Agreement.

            "Assumed Liabilities" is defined in Section 2.3 of this Agreement.

            "Business" is described in Recital A of this Agreement.

            "Claimant" is defined in Section 12.3 (a) of this Agreement.

            "Closing" is defined in Section 4.1 of this Agreement.

            "Closing Balance Sheet" is the balance sheet of LaTIS which is included in the Closing Financial Statements.

            "Closing Date" is the date on which the Closing takes place.

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            "Closing Financial Statements" is defined in Section 5.9 of this
            Agreement.

            "Excluded Assets" is defined in Section 2.2 of this Agreement.

            "Fees and Costs" means reasonable legal (including attorneys' and legal assistants') fees, disbursements and costs; reasonable fees, disbursements and costs of third party consultants and experts; court costs; and similar items,

            "Financial Statements" is defined in Section 5.9 of this Agreement.

            "GAAP" means generally accepted accounting principles, consistently applied.

            "Hazardous Materials" means asbestos-containing materials, mono- and polychlorinated biphenyls, urea formaldehyde products, radon, radioactive materials, any "hazardous substance", "hazardous waste", "pollutant", "Toxic Pollutant", "oil" or "contaminant" as used in, or defined pursuant to any Environmental Law, and any other substance, waste, pollutant, contaminant or material, including petroleum products and derivatives, the use, transport, disposal, storage, treatment, recycling, handling, discharge, Release, threatened Release, discharge or emission of which is regulated or governed now or in the future by any Environmental Law.

            "Indemnifying Party" is defined in Section 12.3(a) of this Agreement.

            "Inventory" is defined in Section 2.1(b) of this Agreement.

            "Intellectual Property" means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, mailing lists, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all computer software (including data and related documentation); (g) and rights to or proprietary interest in any domain name associated with the Business (h) any other proprietary rights; and (i) all copies and tangible embodiments thereof (in whatever form or medium).

            "LaTIS" is defined in the introductory paragraph of this Agreement.

            "LaTIS Intellectual Property" is defined in Section 5.6(b) of this Agreement.

            "LaTIS License Granted" is defined in Section 5.6(b) of this Agreement.

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            "Laws" means all applicable federal, state or local laws, zoning and other ordinances, rules, regulations, building and other codes, court or administrative orders, judgments or decrees and common law and equitable doctrines.

            "Net Selling Price" means Spectranetics' invoice price to customers for sales of Stroke Disposables, less deductions from such invoice price for: (i)refunds actually allowed or taken for rejected or returned Stroke Disposables; (ii) excise, use, value added and sales taxes, to the extent included in the amounts invoiced; (iii) customs, duties and other imports, to the extent included in the amounts invoiced; (iv) quantity discounts, actually allowed or taken; (v) off-invoice allowance, actually allowed or taken; (vi) credits on account or retroactive price reductions, actually allowed or taken; (vii) cost of insurance, billed to and paid by the customer; (viii) cost of shipping and transportation, billed to and paid by the customer; (ix) rebates required by government rule, regulation, program, or fiat, to the extent that any such rebates may be paid or allowed by Spectranetics; and (x) associated or related services such as repair and maintenance, physician and medical personnel training, and other clinical training.

            "Other Documents" is defined in Section 5.18 of this Agreement.

            "Purchased Assets" is defined in Section 2.1 of this Agreement.

            "Purchase Price" is defined in Section 3.1 of this Agreement.

            "Release" means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposal, depositing and placing, including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material.

            "Spectranetics" is defined in the introductory paragraph of this Agreement.

            "Stroke Disposable(s)" means a single use medical device utilizing laser energy in the treatment of ischemic stroke in humans that has achieved its first regulatory approval for such use.

            "Third-Party Claim" is defined in Section 12.4 of this Agreement.

            "Unscheduled Asset" is defined in Section 2.4 of this Agreement.

         2. PURCHASE OF ASSETS; NO ASSUMPTION OF LIABILITIES

            2.1 Purchased Assets. Subject to the terms of this Agreement, at the Closing, LaTIS will sell to Spectranetics all of its assets, other than the Excluded Assets, as they exist on the Closing Date (the "Purchased Assets"), free and clear of all liens, claims, encumbrances or charges. The Purchased Assets include:

                  (a) All of LaTIS's furniture, fixtures, computer equipment, furnishings, tools, vehicles, leasehold improvements and equipment as well as all manufacturers' warranties associated with such items, including, without limitation, those specifically identified on SCHEDULE 2.1(a) to this Agreement.

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                  (b) All of LaTIS's supplies, raw materials, and other items used by LaTIS in the ordinary course of its business as well as all manufacturers' warranties associated with such items (collectively, "Supplies"),

                  (c) All the Intellectual Properly of LaTIS, including, without limitation, the Intellectual Property identified on SCHEDULE 2.1(c).

                  (d) All of LaTIS's rights under, and interest in, the contracts, purchase orders, leases, and agreements listed on
                  SCHEDULE 2.1(d) to this Agreement (the "Assigned Agreements").

                  (e) The computer software and licensees, other licenses and intellectual property relating to the Business or the Purchased Assets, including those items which are listed on
                  SCHEDULE 2.1(e) to this Agreement.

                  (f) All of the Approvals.

                  (g) The operating data and records used in connection with LaTIS's business, including books, records, correspondence, customer lists, marketing, advertising and promotional materials, studies, reports, order files and credit histories, supplier information, purchasing records, technical and repair data and manuals, computer files, media and invoices.

                  (h) All claims, deposits, prepayments, refunds and rebates and similar items with respect to the Purchased Assets.

                  (i) Except for the Excluded Assets, all other property and rights, tangible and intangible, real, personal or mixed, which LaTIS owns, uses or is acquiring, wherever located and regardless of whether reflected on LaTIS's books and records.

            2.2 Excluded Assets. The Purchased Assets do not include the following assets (the "Excluded Assets"): accounts receivable as of the Closing Date (the "Accounts Receivable"), cash on hand, marketable securities, bank deposits and checks and drafts in process by banks; and LaTIS's minute books and tax returns.

            2.3 No Assumption of Liabilities. Spectranetics will not assume any liabilities or obligations of LaTIS. As such, there are no assumed liabilities or obligations (i.e., "Assumed Liabilities") under this Agreement. LaTIS will continue to be liable for and will appropriately discharge all of its own past, present, and future liabilities and obligations.

            2.4 Unscheduled Assets. If, after the Closing, any material contract or material asset which was not disclosed by LaTIS in this Agreement or on a Schedule to this Agreement even though such disclosure is required by this Agreement (an "Unscheduled Asset") is discovered, Spectranetics will have the right, exercisable in its sole discretion by written notice to LaTIS within 120 days after its discovery of such Unscheduled Asset, to reject such Unscheduled Asset. Any Unscheduled Asset which is rejected by Spectranetics pursuant to this Section 2.4 will be an Excluded Asset and will be retained by LaTIS at no cost or penalty to Spectranetics.

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         3. PURCHASE PRICE: PAYMENT ALLOCATIONS

            3.1 Purchase Price. The total consideration for the Purchased Assets (the "Purchase Price") will be ONE HUNDRED THOUSAND DOLLARS (US$100,000,00), minus (b) any deductions from the Purchase Price under Sections 3.4 to this Agreement.

            3.2 Payment, Spectranetics will pay the Purchase Price to LaTIS (or to any successor entity acquiring all of the rights and obligations of LaTIS under this Agreement, a "LaTIS Successor) as follows:

                  (a) $100,000.00 will be paid at the Closing in cash.

                  (b) All payments made under this Section 3.2 will be by wire transfer or cashiers' or certified check, at the paying parry's discretion.

            3.3 Conditional Additional Payments. If commercial approval is secured from the U.S. Food and Drug Administration for Spectranetics' use of the Stroke Disposables in connection with its delivery device and products that are made for use in the treatment of strokes, Spectranetics will pay LaTIS or a LaTIS Successor, as may be applicable, a FOUR HUNDRED THOUSAND DOLLAR (US$400,000.00) prepayment for subsequent royalties.

               (a) Following PMA approval, Spectranetics will pay LaTIS or a
            LaTIS Successor, as may be applicable, a royalty payment within thirty (30) days equal to TWO PERCENT (2%) of the Net Selling Price for Stroke Disposables sold by Spectranetics.

               (b) The royalty payment will be increased to a total of FOUR
            PERCENT (4%) in the event that Spectranetics products or methods would then, in the absence of this Agreement, legally infringe a claim of one or more active patents either acquired by Spectranetics or licensed through to Spectranetics in connection with this Agreement.

               (c) The foregoing royalties under 3.3(a) and (b) will be offset against amounts owed by Spectranetics to LaTIS or a LaTIS Successor, as may be applicable, by the amount of any payments (including third party royalty payments) that Spectranetics is required to make to any third parties pertaining to: the Stroke Disposables, the use of the Stroke Disposables, any of the patents or patent applications included as part of the Purchased Assets, or other payments necessary for Spectranetics to commercialize the contemplated products or procedures, the foregoing excluding presently existing obligations of Spectranetics as of the date of this Agreement (e.g., any royalty obligations concerning the Fox patents). It is understood that the royalty offset will expressly include all amounts that Spectranetics reasonably incurs in connection with the defense or assertion of intellectual property rights associated with or acquired in connection with this Agreement and/or the commercialization of the associated products and procedures. Moreover, as used in this Agreement, in

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            some instances, the use of the term "royalties" to refer to some payments made by Spectranetics to LaTIS or a LaTIS Successor, as may be applicable, under Section 3.3 may be a misnomer, insofar as following the execution of this Agreement, certain patents and all title and rights therein will be the exclusive property of Spectranetics. Therefore, for such patent rights, the designation of "royalties" would essentially refer to the conditional additional (purchase) payments from Spectranetics to LaTIS or a LaTIS Successor, as may be applicable, as expressly set forth in this section 3.3 of the Agreement.

            3.4 Prorations and Adjustments. At the Closing, all personal property taxes, assessments, or maintenance fees which are past due or have become due upon any of the Purchased Assets on or before the Closing Date will be paid by LaTIS, together with any penalty or interest thereon, or, at LaTIS's option, credit will be given to Spectranetics against the Purchase Price by deducting such amount from the payment required under Section 3.2(a) above.

            3.5 Allocations. The Purchase Price will be allocated in accordance with SCHEDULE 3.5 to this Agreement, which will be updated (in a consistent manner) upon completion of the Closing Balance Sheet. This allocation will be conclusive and binding for all purposes and each party will file all income or other tax returns in a manner consistent with such allocation.

         4. CLOSING.

            4.1 Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of _______ at 10:00 a.m. on APRIL 23, 2003 or such prior business day as is designated by Spectranetics by five days' notice to LaTIS. If any of the conditions precedent to Spectranetics's obligation to close this transaction set forth in Sections 10.1 and 10.3 below are not satisfied on the scheduled Closing Date and Spectranetics does not wish to waive such condition, Spectranetics may, at its sole discretion, on 48 hours' notice to LaTIS, reschedule the Closing for another date (which must be a business day); Spectranetics will have the ability to reset the Closing Date pursuant to this sentence as often as it deems reasonably necessary.

            4.2 Actions to be Taken at the Closing. At the Closing, the parties will take the following actions and deliver the following documents or materials:

                  (a) LaTIS will execute and deliver to Spectranetics, in a form acceptable to Spectranetics (i) a Bill of Sale for the tangible Purchased Assets and (ii) such assignments and/or other conveyance documents transferring all of LaTIS's right, title and interest in the intangible Purchased Assets, which shall include all of the Intellectual Property.

                  (b) LaTIS will deliver to Spectranetics corporate resolutions of LaTIS's Board of Directors and stockholders authorizing the execution, delivery and consummation of this Agreement, certified by an officer of LaTIS as being valid and effective,

                  (c) An officer of LaTIS will execute and deliver a certificate, dated as of

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                  the Closing Date and in form and substance reasonably
                  acceptable to Spectranetics, certifying as to LaTIS's complete compliance with each of its representations, warranties and covenants under this Agreement.

                  (d) LaTIS will deliver to Spectranetics all records pertaining to Purchased Assets, all LaTIS's keys, plans and specifications, computer passwords, blueprints, lock combinations, clinical trial documents and all other instruments, documents and deposits as are in LaTIS's possession concerning the Business or as may be required for their operation.

                  (e) LaTIS and Spectranetics will execute and deliver such other documents and certificates as are required by the terms of this Agreement, including all governmental and third party consents required to be delivered by LaTIS and/or Spectranetics, or as may be reasonably requested by the other party.

                  (f) Spectranetics will receive possession and control of the Purchased Assets. Spectranetics will have sixty (60) days to remove Purchased Assets from LaTIS's facilities, without obligation to pay any rent or storage charges during such 60-day period.

         5. LaTIS's REPRESENTATIONS AND Warranties. LaTIS represents and warrants to Spectranetics as follows, as of the date of this Agreement and as of the Closing Date:

            5.1 Organization; Power and Authority; Authorization; Due Execution; No Conflicts.

                  (a) The persons listed on Schedule 5.1(a), attached hereto and incorporated herein by reference, are the sole stockholders of LaTIS, which (1) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and (2) has the corporate power and authority to (A) own, operate and lease the properties it now owns, operates and leases, (B) carry on its business as it is now being conducted, (C) enter into this Agreement, and (D) consummate the transactions contemplated by this Agreement. LaTIS has full power and authority to enter into this Agreement and convey title to the conveyed properties as contemplated by this Agreement.

                  (b) This Agreement has been duly authorized by all necessary action on the part of LaTIS and its stockholders. Upon the execution and delivery of this Agreement, this Agreement will constitute the legal, valid and binding obligation of LaTIS.

                  (c) LaTIS's execution, delivery and performance of this Agreement will not (1) constitute a breach or violation of (A) LaTIS's Certificate of Incorporation or Bylaws, (B) any Law, rule or regulation, or (C) any material agreement, indenture, deed of trust, mortgage, loan agreement or other material instrument to which LaTIS is a party or

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                  by which LaTIS is bound; (2) constitute a violation of any order, judgment or decree to which LaTIS or any shareholder is a party or by which LaTIS's or any shareholder's assets or properties is bound or affected; (3) result in the acceleration of any material debt owed by LaTIS or any shareholder; or (4) result in the creation of any lien, charge or encumbrance upon the Purchased Assets.

            5.2 Title to Purchased Assets. LaTIS has, and at the Closing, Spectranetics will receive good and marketable title to all of the Purchased Assets, free and clear of all security interests, mortgages, liens, pledges, charges, presently owed maintenance fees or encumbrances of any nature. Further, there are no special assessments against any of the Purchased Assets.

            5.3 Condition of Acquired Tangible Property.

                  (a) All of the Purchased Assets are in good operating condition, subject only to ordinary wear and tear, and fit for their intended purpose.

                  (b) All of the Purchased Assets are owned by LaTIS and, except as set forth on SCHEDULE 5.3 to this Agreement, LaTIS is not leasing nor holding on consignment, any Inventory, equipment, furniture, fixtures or other personal property.

                  (c) All items which comprise Supplies, which include, without limitation, raw materials, work-in-progress, and supplies have been purchased for sale or use by LaTIS in the ordinary course of business in their present "as-is" condition.

            5.4 Claims; Litigation; Compliance with Laws.

                  (a) LaTIS is unaware of any prospective claims of any nature against LaTIS, including claims arising out of or in connection with the operation of the Business, its current or former assets or properties, or its FDA sponsored clinical trial(s).

                  (b) (1) LaTIS is not: (A) a party to any litigation, proceeding or administrative investigation, and none is pending or, to LaTIS's best knowledge, threatened against it, relating to LaTIS or the Purchased Assets or in connection with the transactions contemplated by this Agreement or (B) subject to any outstanding order, writ, injunction or decree of any court, government or governmental authority or arbitration against or affecting it relating to the Purchased Assets; and (2) to LaTIS's best knowledge, there is not any basis for any litigation, proceeding or investigation of the nature described in clause (1)(A) above.

                  (c) LaTIS is not in violation of, and LaTIS's actions in the consummation of the transactions contemplated by this Agreement do not violate or infringe, any Law presently in effect, or that, to LaTIS's best knowledge, is proposed to be adopted, including any Law relating to employment or employment practices or

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                  environmental or occupational safety or health, or any right or concession, copyright, trademark, trade name, patent, know-how or other proprietary right of others. The foregoing excludes violations that would not have a material adverse effect on the Business, as presently conducted, or the Purchased Assets.

                  (d) With respect to all Approvals, LaTIS has maintained all licenses and permits and has filed all registrations, reports and other documents required by local, state and federal authorities and regulating bodies in connection with the Business, except to the extent that failure to do so would not have a material adverse effect on the Business as presently conducted. To the best of LaTIS's knowledge and reasonable belief, all such licenses and permits are fully assignable to Spectranetics and on the Closing Date will have been assigned to Spectranetics at no cost or penalty to Spectranetics and without imposition of any restriction, adverse condition or limitation. To the best of LaTIS's knowledge and reasonable belief, LaTIS is in compliance with all such licenses, permits and approvals, and there are no proceedings pending or threatened which may result in the limitation, termination, cancellation or suspension, or any adverse modification of, any such license, permit or approval. SCHEDULE 5.4 to this Agreement contains a full and complete list of all such licenses, permits and approvals.

            5.5 Contracts: Assigned Agreements.

                  (a) Except as set forth on SCHEDULE 5.5 to this Agreement, LaTIS is not obligated under any contract or agreement (written or otherwise) which may not be terminated by LaTIS without liability to LaTIS or Spectranetics upon 30 days' or less notice of a desire to terminate.

                  (b) With respect to the Assigned Agreements:

                           (1)Neither LaTIS nor, to LaTIS's best knowledge, the third parties to such Agreements are in default nor has such default been asserted by any party, and there has not occurred any event which, with the passage of time or giving of notice (or both), would constitute such a default.

                           (2)Except as set forth on SCHEDULE 2.1(e) to this Agreement, (A) each Assigned Agreement is assignable to Spectranetics and will on the Closing Date have been validly assigned to Spectranetics under its terms, (B) all required consents to each such assignment have been or will be obtained by LaTIS prior to the Closing Date, and (C) each Assigned Agreement will, upon its assignment to Spectranetics, be valid and binding in accordance with its terms by and for the benefit of Spectranetics (without any adverse condition, restriction, limitation, cost or penalty to Spectranetics).

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                           (3) LaTIS has satisfied all of its obligations to the
                           extent that such obligations can be presently determined as of the date of this Agreement and LaTIS will satisfy all remaining obligations prior to the Closing Date.

                           (4) Neither LaTIS nor, to the knowledge of LaTIS, the third parties to any such agreement have repudiated any provision of any such agreement.

                  (c) Other than the agreements identified on SCHEDULE 5.5 to this Agreement, there are no agreements necessary for the operation of the Business as presently conducted.

            5.6 Intellectual Property.

                  (a) LaTIS has not interfered with, infringed upon, misappropriated, or violated any Intellectual Property rights of third parties, and LaTIS has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that LaTIS must license or refrain from using any Intellectual Property rights of any third party). To the knowledge of LaTIS, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of LaTIS in any material respect.

                  (b) SCHEDULE 5.6(b) identifies each: (i) patent, trademark or copyright (whether foreign or domestic) which has been issued to or registered in the name of LaTIS with respect to any of its Intellectual Property; (ii) pending patent, trademark or copyright application or application for registration (whether foreign or domestic) which LaTIS has made with respect to any of its Intellectual Property; (iii) material unregistered copyright, trademark, logo, or symbol with respect to any of its Intellectual Property; (iv) license, sublicense, agreement, or other contract or other permission, whether written or oral, pursuant to which LaTIS has granted to any other party any rights with respect to any of its Intellectual Property (together with any exceptions) ("LaTIS Licenses Granted"); and (v) material trade name, domain name, fictitious or d/b/a name, or other identifier used by LaTIS in connection with its Business ("LaTIS Intellectual Property"). LaTIS has delivered to Spectranetics correct and complete copies of all patents, trademarks, copyrights, registrations, applications, licenses, agreements, and permissions (as amended to date) itemized in SCHEDULE 5.6(b), and all files associated with the same.

                  (c) With respect to each item of LaTIS Intellectual Property, except as set forth in SCHEDULE 5.6(c):

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                           (1) LaTIS possesses all right, title, and interest in
                           and to, or has the right to use, without payment to any person or entity, the item, free and clear of any lien, claim, charge, encumbrance, limitation, adverse condition, license, or other restriction.

                           (2) each application, registration or grant is valid, subsisting, in proper form and enforceable, and has been duly maintained through the Closing Date;

                           (3) To the knowledge of LaTIS, LaTIS currently is listed in the records of the appropriate United States, state or foreign governmental body as the sole owner of record of each application, registration and grant that is registered in LaTIS's name;

                           (4) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                           (5) the item has not lapsed, expired or been abandoned;

                           (6) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of LaTIS, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item or application, registration or grant therefore; and

                           (7) LaTIS has not agreed to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                  (d) SCHEDULE 5.6(d) identifies each material item of Intellectual Property that any other party owns and that LaTIS uses pursuant to a license, sublicense, agreement, or other form of valid permission. With respect to each item of Intellectual Property required to be identified in SCHEDULE 5.6(d):

                           (1) the license, sublicense, agreement, or permission covering the item is, with respect to LaTIS, legal, valid, binding, enforceable, and in full force and effect in all material respects and, with respect to the other party or parties thereto, is, to the knowledge of LaTIS, legal, valid, binding, enforceable, and in full force and effect in all material respects;

                           (2) LaTIS possesses all rights and interest necessary to sell all products and services currently sold by LaTIS;

                           (3) to the best of LaTIS 's knowledge and reasonable belief, no party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                           (4) no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof; and

                           (5) LaTIS has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                  (e) The Intellectual Property identified on SCHEDULES 5.6(b) through 5.6(d) constitutes all of the Intellectual Property used in or necessary for the conduct of the business of LaTIS as currently conducted.

                  (f) To the knowledge of LaTIS, each third party from whom LaTIS acquires products and goods (i) obtained or made and sold such products and goods without violation of the Intellectual Property or other rights of any party, (ii) has all rights and permissions necessary to distribute such products and goods to LaTIS, and (iii) has all rights and permissions necessary to grant to LaTIS the right to redistribute such products and goods.

            5.8 Employees: Employee Benefits.

                  (a) Attached as SCHEDULE 5.8 to this Agreement is a list, as of the date of this Agreement, of all employees of LaTIS, and their dates of hire, positions, base salary and commission schedule (if applicable). Except as set forth on SCHEDULE 5.8, none of such employees has any agreement (written or otherwise) with LaTIS. LaTIS does not have any collective bargaining or union contracts or agreements. There have not been any unfair labor practice complaints, labor difficulties or work stoppages, or threats thereof, affecting any of LaTIS's employees or activities.

                  (b) Except as set forth on SCHEDULE 5.8 to this Agreement, LaTIS is not a party to and has no liability (contingent or otherwise) under, any pension, disability, group life insurance, hospitalization insurance, profit sharing, retirement or other employee benefit plan or arrangement or for funding of past services of employees, and the consummation of the transactions contemplated by this Agreement will not give rise to any such liability.

            5.9 Financial Statements. LaTIS has delivered to Spectranetics complete copies of its financial statements for the most recent three years ended December 31,1999, December 31,2000 and December 31,2001, respectively with the corresponding accountants' reports, including balance sheets and accompanying statements of profit and loss and related schedules of cost and expenses for the covered periods (collectively, the "Financial Statements"). Within 30 days after the Closing, LaTIS will furnish Spectranetics with financial statements updating, through the Closing Date, the Financial Statements (the "Closing Financial Statements"). Each of the Financial Statements truly and completely reflects, and the Closing Financial Statements will reflect, the financial condition, results of operations and related costs and expenses of LaTIS as of such dates and for the period then ended, and all of such statements were prepared in accordance with GAAP (except, with respect to interim financial statements, for normal, non-material year-end adjustments).

            5.10 Undisclosed Liabilities. LaTIS does not have any liability or obligation of any kind (contingent or otherwise) not reflected on the most recent Financial Statements. There is no basis for the assertion of any claim or liability against LaTIS which is not fully reserved against in the Financial Statements.

            5.11 Taxes. LaTIS has timely filed all federal, state, and local tax returns and reports as are and have been required to be filed, and such returns were prepared on a basis consistent with LaTIS's financial records and all taxes shown thereon to be due have been timely paid in full. LaTIS is current in its payment of all federal, state and local income, unemployment, withholding, social security and other taxes and no formal claims have been made, threatened or asserted against LaTIS by the United States Government or by any state or local government for any such taxes. LaTIS will promptly discharge any and all tax deficiencies asserted against it. LaTIS has not executed or filed any agreement or document extending the period for assessment or collection of any tax.

            5.12 Absence of Changes or Events. Except as disclosed in the Financial Statements, LaTIS has operated the Business only in the ordinary course and there has not been, since January 1,2000, (a) any damage, destruction or loss, regardless of whether covered by insurance, which materially and adversely affects the Purchased Assets; or (b) any entry into or commitment to a transaction material to the Business.

            5.13 Creditors. SCHEDULE 5.13 to this Agreement is a true and complete list of all of LaTIS's creditors as of the date of this Agreement and the amounts owed to each such creditor.

            5.14 Subsidiaries. LaTIS does not own any equity interest, directly or indirectly, in any corporation, joint venture, partnership, limited liability company, firm or other association or entity.

            5.15 Change in Customers or Vendors. [INTENTIONALLY REMOVED]

            5.16 Product Warranty. LaTIS represents and warrants that it has not sold or otherwise disposed of any products. To the extent that the foregoing is incorrect, all of the products manufactured, sold, leased, and delivered by LaTIS have conformed in all material respects with all applicable contractual commitments and all express and implied warranties and government regulations and, to the knowledge of LaTIS, LaTIS has no material liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair of defective products or other damages in connection therewith, subject only to the reserve for product warranty claims set forth in the Closing Balance Sheet as adjusted for operations and transactions through the Closing in accordance with the past custom and practice of LaTIS. All of the products manufactured, sold, leased, and delivered by LaTIS are subject to standard terms and conditions of sale or lease.

            5.17 Certain Business Relationships With LaTIS. No director, officer or stockholder of LaTIS or any of their respective affiliates or related parties has been involved in any business arrangement or relationship with LaTIS within the past 12 months, nor owns any asset, tangible or intangible, which is used in the Business.

            5.18 Disclosure. No statement, representation or warranty made by LaTIS in this Agreement, any other document, letter or brochure relating to LaTIS and provided to Spectranetics (the "Other Documents"), and none of the schedules, attachments or exhibits to this Agreement, the Other Documents, contains any untrue statement of any material fact or omits a material fact necessary to make the statements contained in this Agreement, the Other Documents, or such schedules, attachments or exhibits, in light of the circumstances in which they were made, not misleading.

         6. SPECTRANETICS'S REPRESENTATIONS AND WARRANTIES. Spectranetics represents and warrants to LaTIS as follows, as of the date of this Agreement and as of the Closing Date:

            6.1 Organization: Power and Authority. Spectranetics is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

            6.2 Authorization; Due Execution. This Agreement has been duly authorized by all necessary corporate action on the part of Spectranetics. Upon the execution and delivery by Spectranetics of this Agreement, this Agreement will constitute the legal, valid and binding obligation of Spectranetics, enforceable against Spectranetics in accordance with its terms.

         7. BROKERS. LaTIS and Spectranetics each represents and warrants to the other that (a) it has not dealt with any broker or finder in connection with this transaction; (b) no broker or finder was instrumental or had any part in bringing about this transaction; (c) it has not caused or created any liability to any broker or finder in connection with this transaction; and (d) it is not aware of any claim from any third party that it is entitled to brokerage, finders or other similar fees in connection with this transaction.

         8. SURVIVAL OF OBLIGATIONS AND REPRESENTATIONS AND WARRANTIES. THE provisions of this Agreement (including Spectranetics's and LaTIS's representations and warranties) shall be deemed to have been relied upon by Spectranetics and shall survive the Closing and the consummation of the transactions contemplated under this Agreement.

         9. COVENANTS PENDING THE CLOSING.

            9.1 Conduct Through the Closing Date. Prior to the Closing Date, LaTIS will (except as otherwise consented to in writing by Spectranetics):

                  (a) Operate the Business in the ordinary course as presently conducted.

                  (b) Not enter into any transaction, take any action, or fail to take any action, which would result in, or could reasonably be expected to result in, any of LaTIS's representations, warranties, disclosures or agreements in this Agreement or the exhibits or schedules to this Agreement or in connection with the consummation of the transactions contemplated by this Agreement, to not be true and complete immediately after the occurrence of such transaction. Without limiting LaTIS'obligations under this Section 9.1(b), LaTIS will: (1) maintain the Purchased Assets in good operating condition, subject to ordinary wear and tear; (2) maintain LaTIS's present insurance in full force and effect; and (3) comply with the provisions of all agreements, leases, laws and regulations applicable to LaTIS or the Purchased Assets.

                  (c) Not enter into any agreements, contracts, purchases or sales or modify or terminate any Assigned Agreements other than in the ordinary course of business, including any agreements which would dispose of or encumber any of the Purchased Assets.

                  (d) Use its best efforts to preserve LaTIS's present business organization and goodwill intact, including the present business relationships and goodwill with customers, contractors, suppliers, governmental and quasi-governmental authorities and agencies, brokers and others having business dealings with LaTIS.

                  (e) Pay all costs, expenses, liabilities and obligations of LaTIS in the ordinary course when due, regardless of whether any such items are to be reimbursed by Spectranetics under this Agreement.

            9.2 Approvals and Consents. LaTIS will obtain, in writing, all necessary governmental and third party approvals and consents required in order to authorize and approve this Agreement and to consummate the assignment to, and assumption by, Spectranetics of the Assigned Agreements (including the assignment, without imposition of any restriction, adverse condition, cost, penalty or limitation on Spectranetics, of all Approvals and applications for Approvals) and the sale of the Purchased Assets to Spectranetics.

            9.3 Bulk Transfer Laws. LaTIS represents and warrants that the Bulk Transfer Laws are not applicable to the intended transaction. To the extent that the foregoing representation and warranty is subsequently determined to be incorrect, LaTIS will cooperate in complying with all necessary legal requirements and the remedy thereof.

            9.4 Advice of Changes. Between the date of this Agreement and the Closing Date, LaTIS will promptly notify Spectranetics in writing of any fact which, if existing or known at the date of this Agreement, would have been required to be set forth in this Agreement or disclosed pursuant to this Agreement or which would materially affect or change any of the information set forth in the exhibits or schedules of this Agreement.

            9.5 Notice of Litigation. Spectranetics and LaTIS will promptly notify the other in writing if it receives any notice, or otherwise becomes aware, of any action or proceeding instituted or threatening before any court or governmental agency by any third party to restrain or prohibit, or obtain substantial damages in respect of this Agreement or the consummation of the transactions contemplated by this Agreement.

            9.6 Access to Properties and Records: Due Diligence Inspection. Spectranetics may continue to conduct such due diligence investigation of LaTIS and the Purchased Assets as it deems appropriate, in its sole discretion. Spectranetics will be free to terminate this Agreement without any obligation to LaTIS if at any time before the Closing Date Spectranetics concludes, in its reasonable discretion, that it is not satisfied with its due diligence investigation. From the date of this Agreement through the Closing Date, Spectranetics and its counsel, accountants and other representatives will be given full access during normal business hours to all of the properties, personnel, financial and operating data, books, tax returns, contracts, commitments and records of LaTIS, including such access as is needed to conduct a physical/due diligence inspection of the Purchased Assets satisfactory to Spectranetics.

            9.7 Other Actions. Spectranetics and LaTIS will take all such other and further actions, consistent with this Agreement, as the other may reasonably request.

         10. CONDITIONS PRECEDENT TO THE PARTIES OBLIGATION TO CLOSE

            10.1 Spectranetics - Conditions Precedent. Spectranetics' obligations under this Agreement are subject to the satisfaction at or before the Closing Date of each of the following conditions (the fulfillment of any of which may be waived in writing by Spectranetics):

                  (a) All terms, covenants and conditions of this Agreement to be complied with or performed by LaTIS prior to or on the Closing Date will have been fully complied with and performed by LaTIS, including LaTIS's timely taking of all actions and delivery of all documents required to be taken and delivered by it under this Agreement.

                  (b) All representations, warranties, disclosures and statements of LaTIS contained in this Agreement or the Other Documents will be true and complete as of the date of this Agreement and the Closing Date. Any amendments to the exhibits and schedules to this Agreement which are proposed to be delivered after the date of this Agreement must be satisfactory to Spectranetics, in its sole discretion.

                  (c) LaTIS will have provided to Spectranetics all consents from third parties necessary to transfer the Purchased Assets and to the assignment and assumption of the Assigned Agreements (including the Approvals and all applications for Approvals) in accordance with this Agreement.

                  (d) There will not have been any material adverse change in the financial condition, business or future business prospects of LaTIS, or in the condition of the Purchased Assets (including material damage to the Purchased Assets), or any event which may, in the future, cause such a change.

                  (e) LaTIS will provide Spectranetics with a complete and accurate set of all of the corporate minutes (including the minutes of its board of directors) and all corporate resolutions of LaTIS.

                  (f) As requested by Spectranetics, LaTIS shall use its best efforts to provide access to all persons that have performed work or other services with or on behalf of LaTIS, including former employees, consultants, physicians, vendors, or contractors. If requested by Spectranetics, LaTIS shall further be required to provide reasonable assistance to Spectranetics in reaching future agreements with any such persons.

            10.2 Conditions Precedent - LaTIS. LaTIS's obligations under this Agreement are subject to the satisfaction at, or prior to, the Closing Date of the following conditions precedent (the fulfillment of any of which may be waived in writing by LaTIS):

                  (a) All terms, covenants and conditions of this Agreement to be complied with or performed by Spectranetics prior to or on the Closing Date will have been fully complied with and performed by Spectranetics, including Spectranetics's timely taking of all actions and delivery of all documents required to be taken and delivered by it under this Agreement.

                  (b) The representations, warranties, disclosures and statements of Spectranetics contained in this Agreement will be true and complete as of the date of this Agreement and on the Closing Date.

            10.3 Mutual Condition Precedent. Unless waived in writing by each party, it will be a further condition to the consummation of this transaction that no litigation will have been commenced or threatened to challenge the right of any party to consummate the transactions contemplated under this Agreement.

         11. DEFAULT; TERMINATION OF AGREEMENT.

            11.1 Default. Spectranetics's and LaTIS's obligations under this Agreement are of a special and unique character and Spectranetics's or LaTIS's failure to perform its obligations will cause irreparable injury to the other party, the amount of which would be extremely difficult, if not impossible, to estimate or determine and which may not be adequately compensated by monetary damages alone. Therefore, the injured party will be entitled, as a matter of course, to an injunction, restraining order, writ of mandamus or other equitable relief from any court of competent jurisdiction, including specific performance, restraining any violation or threatened violation of any term of this Agreement, or requiring compliance with or performance of any obligation under this Agreement, by the violating party or parties, or such other persons as the court may order. Spectranetics's and LaTIS's rights under this Section 11.1 are cumulative and are in addition to the rights and remedies otherwise available to them under Section 11.2 below, any other provision of this Agreement and any other agreement or applicable law.

            11.2 Termination.

                  (a) Pre-Closing Termination. This Agreement may be terminated at any time before the Closing as follows:

                    (1) At the election of Spectranetics, by notice to LaTIS at any time if any of Spectranetics's conditions precedent to Closing, as specified in Section 10.1 or 10.3 above, has not been satisfied as of the Closing Date or has at any time become incapable of being satisfied by the Closing Date.

                    (2) At the election of LaTIS, by notice to Spectranetics, if any of LaTIS's conditions precedent to Closing, as specified in Section 10.2 or 10.3 above, has not been satisfied as of the Closing Date or has at any time become incapable of being satisfied by the Closing Date.

                    (3) At the election of Spectranetics under Section 9.6 of this Agreement.

                    (4) If this Agreement terminates in accordance with this
                    Section 11.2, it will be null and void and have no further force or effect. The parties' rights under this Section 11.2 are cumulative and are in addition to the other rights and remedies available to them under Section 11.1 above, any other provision of this Agreement, any other agreement or applicable law.

                  (b) Post-Closing Termination. (1) Unless earlier terminated by mutual agreement of the parties or as otherwise provided in this
         Section 11.2, sections 2, 3, 5, 8, 9.3, 9.7,11,12,13, and 14 of this
         Agreement shall remain in effect for a period of FIVE (5) YEARS from the date first set forth above. However, if after the aforementioned five-year period, Spectranetics continues to practice under the rights obtained in one or more of the patents acquired by or licensed through to Spectranetics in connection with this Agreement (i.e., such that Spectranetics' actions would otherwise have been deemed a legally infringing activity of such rights), then this Agreement shall remain in effect until the last of such patents actually practiced by Spectranetics expires and Spectranetics will continue to make the associated royalty payments pursuant to Section 3.3 above.

         (2) Further, this Agreement may be earlier terminated, at the option of the non-breaching party, if the other party commits a material breach, and such breach is not cured within sixty (60) days after notice thereof has been given by the non-breaching party to the breaching party.

         12. INDEMNIFICATION

            12.1 Indemnification by LaTIS. LaTIS will indemnify and hold Spectranetics harmless against any damages, penalties, fines, liabilities, claims, losses and expenses (including Fees and Costs) which may be incurred by Spectranetics as a result of:

                  (a) Any breach by LaTIS of any of its representations, warranties, covenants or agreements made in this Agreement or the exhibits or schedules to this Agreement.

                  (b) Any attempt or threat (regardless of whether successful and regardless of whether litigation is commenced) by any person or entity to cause or require Spectranetics to pay or discharge any actual or claimed debt, obligation, liability or commitment of or associated with LaTIS.

                  (c) Any action, suit, proceeding, investigation, assessment or judgment relating to any of the matters indemnified against in this Section 12.1, including reasonable Fees and Costs (whether prior to or at trial or in appellate proceedings).

               In no event will LaTIS's indemnification liability to Spectranetics exceed the total consideration owed to LaTIS by Spectranetics under the terms and conditions of this Agreement.

            12.2 Indemnification by Spectranetics. Spectranetics will indemnify and hold LaTIS harmless against any damages, liabilities, penalties, fines, claims, losses and expenses (including Fees and Costs) which may be incurred by LaTIS as a result of any breach by Spectranetics of any of Spectranetics's representations, warranties, covenants or agreements made in this Agreement.

            12.3 Claims for Indemnification.

                  (a) Whenever any claim is made for indemnification under this
                  Section 12, the person claiming such indemnification (the "Claimant") will notify the party against whom indemnification is sought (the "Indemnifying Party") promptly after the Claimant has actual knowledge of any event which might give rise to a claim for indemnification under this Agreement; provided that if the Claimant receives a complaint, petition or any other pleading in connection with a claim which requires the filing of an answer or other responsive pleading, it will furnish the Indemnifying Party with a copy of such pleading as soon as possible after receipt.

                  (b) The failure by the Claimant to give notice of a claim as required in Section 12.3(a) above or a delay in giving such notice will not affect the validity or amount of such claim and the indemnification obligations of the Indemnifying Party will remain in effect as to such claim, except to the extent mat the Indemnifying Party can demonstrate that it has been materially prejudiced or materially and adversely affected thereby.

            12.4 Third Party Claims. If the facts giving rise to the right of indemnification under Sections 12.1 or 12.2 above involve any actual or threatened claim or demand by any third party against the Claimant or any possible claim by the Claimant against any third party ("Third-Party Claim"), and if, within 15 days after receipt of notice of the claim, the Indemnifying Party gives the Claimant an agreement in writing, in form and substance reasonably satisfactory to the Claimant, agreeing to indemnify and hold the Claimant harmless from all costs and liability arising from such Third-Party Claim (and including, if required by the Claimant, adequate assurances of the Indemnifying Party's ability to meet its obligations under this Section 12), the Indemnifying Party may at its own expense undertake full responsibility for the defense or prosecution of such Third-Party Claim and may contest or settle it on such terms as it may choose. If the Indemnifying Party fails to deliver such an agreement of indemnity to the Claimant, (1) the Claimant will be entitled to defend or prosecute such Claim with counsel of its own choice (the Fees and Costs of such defense or prosecution being indemnified under this Section 12), (2) the Indemnifying Party at its own expense may nevertheless participate with the Claimant in the defense or prosecution of such Third-Party Claim and any settlement negotiations with respect thereto, and (3) the Claimant may settle the Third Party Claim on such terms as it may choose, although it will not reach such a settlement until it has consulted in good faith with the Indemnifying Party. An Indemnifying Party's defense or prosecution of, or participation in, a Claim will not in any manner relieve the Indemnifying Party of its obligations to indemnify the Claimant under this Section 12.

            12.5 Interest on Late Payments. Any payment required of Spectranetics or LaTIS under this Agreement which is not made when due will bear interest, at a rate of 1.5% per month, from the date such payment became due until the date such payment is made; provided that interest will not begin to accrue on amounts ultimately paid to LaTIS after offset pursuant to Section 12.6 below until such time as it is finally determined, by the parties' mutual agreement or court order, that the offset amount is due and payable to LaTIS.

            12.6 Offset. If LaTIS, for any reason, fails or refuses to perform fully its obligations of indemnification under this Section 12, Spectranetics will have the right of offset with respect to any payments which are due or will become due under this Agreement (including future royalty payments or contingent payment amounts), or any other agreement between Spectranetics and LaTIS. The foregoing provisions of this Section 12.6 are permissive, and a failure of Spectranetics to exercise its rights under this Section
            12.6 will not affect its right to indemnification under this Section 12.

         13. OTHER COVENANTS

            13.1 Further Assurances. If at any time after the execution of this Agreement, Spectranetics or LaTIS reasonably considers or is advised that any further actions, assignments or assurances on its part are necessary or desirable to carry out the intent and accomplish the purposes of this Agreement, it will, at its own expense, take such actions, execute and make all such assignments and assurances and do all things necessary or appropriate to carry out the intent and accomplish the purposes of this Agreement. In this connection, at Spectranetics's request, LaTIS, at its own expense, will furnish, or cause to be furnished, to Spectranetics, or as it directs, such books, records, operating data, tax returns, and other information or evidence within its knowledge, possession, custody or control as Spectranetics may reasonably deem necessary or desirable (a) in connection with obtaining, maintaining, enforcing or defending any of the right, title and interest sold or assigned, or intended to be sold or assigned, by this Agreement, (b) in connection with any suits, proceedings or controversies relating to any of the Purchased Assets, including Third Party Claims, interferences, opposition and cancellation proceedings and infringement litigation, (c) in order to more effectively vest or to perfect in Spectranetics, or to record such forms in such places as Spectranetics may from time to time elect, any of the right, title and interest sold or assigned, or intended to be sold or assigned, by this Agreement, or (d) in informing, appraising and making known to Spectranetics the know-how conveyed pursuant to this Agreement.

            13.2 Employees. Spectranetics has the right, but is not obligated, to employ any or all of the employees of LaTIS, if any (which are represented by LaTIS to be none), all such persons so employed by Spectranetics will be considered "new hires" by Spectranetics. LaTIS will assist Spectranetics in hiring any of LaTIS's employees whom Spectranetics wishes to hire. Spectranetics will assume no past or future obligations of LaTIS to such employees, including any obligations to pay severance pay, vacation pay or other benefits to such employees, and such obligations will be and remain obligations of LaTIS, as will any similar obligations to any employees of LaTIS who are not hired by Spectranetics.

            13.3 Payment of Creditors. LaTIS will maintain sufficient assets to pay, and will pay, all amounts owing its creditors when due; provided that LaTIS will not be required by reason of this
            Section 13.3 to make any such payment to the extent it is contested in good faith.

         14. MISCELLANEOUS.

            14.1 Notices. Any notice required or permitted to be given under this Agreement must be sent (a) by personal delivery; (b) by recognized overnight courier (such as Airborne or Federal Express);
            (c) by certified or registered mail, postage prepaid; or (d) by facsimile, if followed immediately by notice under clauses (b) or
            (c), in each case, as follows:

                              (a) To Spectranetics:

                                    96 TalamineCourt, Colorado Springs, CO.
                                     Fax: 719-442-2525

                                    Attn: Guy Childs

                                     With a copy to:

                                     Rader, Fishman & Grauer PLLC
                                     39533 Woodward Ave., Suite 140
                                     Bloomfield Hills, MI 48304
                                     Fax: (248) 594-0610
                                     Attn: R. Terrence Rader

                              (b) To LaTIS:

                                     100 Front Street, Suite 1350

                                     West Conshohocken, PA 19428
                                     Attn: Charles G. Hadley
                                     Fax:   610-940-0301

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

                  Addresses for notices may be changed by notice given pursuant to this Section 14.1.

            14.2 No Waiver. No waiver of any breach of any provision of this Agreement will be deemed a waiver of any preceding or succeeding breach or of any other provision of this Agreement. No extension of time for performance of any obligations or acts will be deemed a extension of the time for performance of any other obligations or acts.

            14.3 Successors and Assigns. This Agreement will bind and inure to the benefit of the parties and their successors and assigns; provided that (a) LaTIS will not assign this Agreement, or any rights under this Agreement or to any other person without the prior written consent of Spectranetics; provided, however, that LaTIS may, with at least 15 days advance written notice to Spectranetics and without the prior consent of Spectranetics, assign all of its rights and obligations under this Agreement to a LaTIS Successor; and (b) Spectranetics will have the right to assign this Agreement to any party as it sees fit in its sole discretion. Any attempted assignment in violation of this Section 14.3 will be null and void.

            14.4 Severability. The provisions of this Agreement will be deemed severable, and if any provision or part of this Agreement is held illegal, void or invalid under applicable law, such provision or part may be changed to the extent reasonably necessary to make the provision or part, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement will not in any way be affected or impaired but will remain binding in accordance with their terms.

            14.5 Entire Agreement; Amendment. This Agreement and the schedules and the exhibits attached to this Agreement contain the entire agreement of the parties with respect to the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement, and no representations made by either party may be relied on unless set forth in this Agreement or in the exhibits and schedules to this Agreement. This Agreement, and any of the provisions herein, may be altered, waived, or amended only by an instrument in writing, duly executed by Spectranetics and LaTIS.

            14.6 Cost of Litigation. If either party breaches this Agreement and if counsel is employed to enforce this Agreement, the successful party will be entitled to Fees and Costs associated with such enforcement.

            14.7 Interpretation.

                  (a) This Agreement is being entered into among competent and experienced business persons, represented by counsel, and have been reviewed by the parties and their counsel. Therefore, any ambiguous language in this Agreement will not necessarily be construed against any particular party as the drafter of such language.

                  (b) Any statement under this Agreement made by a party to its best knowledge will be deemed to have been made after such party has made due investigation and inquiry of the circumstances relating to such statement, including, where applicable, pertinent review of documentation and inquiry of responsible third parties (including employees, officers and agents).

                  (c) The captions and headings contained in this Agreement are solely for convenience of reference and will not affect the interpretation of any provision of this Agreement.

            14.8 Counterparts. This Agreement may be executed in counterparts both of which together will be deemed an original of this Agreement.

            14.9 Applicable Law. This Agreement will be construed in accordance with and governed by the laws of the State of Michigan.

            14.10 Cost and Expenses. Except as otherwise provided in this Agreement, each party will bear its own expenses in connection with the transactions contemplated by this Agreement, including costs of their respective attorneys and accountants.

            14.11 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any party other than Spectranetics and LaTIS and their respective successors and permitted assigns.

            14.12 Confidentiality. The existence of and terms of this Agreement and the subject matter concerning the same shall be held by LaTIS in strict confidence. Further, the Confidentiality Letter/Nondisclosure Agreement, dated October 15, 2002, between Spectranetics and LaTIS, shall remain in effect until the sooner of the Closing Date and the termination date provided in such Confidentiality Letter/Nondisclosure Agreement.

         IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as an instrument under seal as of the date and year first above written.

                              THE SPECTRANETICS CORPORATION,

                                    By: /s/ [ILLEGIBLE]
                                        ----------------------------
                                    Name:  [ILLEGIBLE]
                                        ----------------------------
                                    Title: Vice President
                                        ----------------------------

                              LATIS, INC.

                                    By: /s/ Charles G. Hadley
                                        -----------------------
                                    Name: Charles G. Hadley
                                    Title: President and CEO

                      SCHEDULES TO ASSET PURCHASE AGREEMENT


Schedule 2.1(a)                 Purchased Assets (not including Intellectual
                                Property)

Schedule 2.1(c)                 Purchased Assets (Intellectual Property)

Schedule 2.1(d)                 Assigned Agreements

Schedule 2.1(e) Computer Software and Licenses, Other Licenses and Intellectual Property Relating to the Business or Purchased Assets

Schedule 3.5                    Allocation of the Purchase Price

Schedule 5.1(a)                 Complete List of LaTIS Stockholders

Schedule 5.3 Purchased Assets (Inventory, Equipment, Furniture, Fixtures, or Other Personal Property) Leased or Held on Consignment by LaTIS

Schedule 5.4 Full and Complete List of All Licenses, Permits, and Approvals

Schedule 5.5                    Additional Agreements Necessary for the
                                Operation of the Business

Schedule 5.6(b)                 Issued and Pending Patents, Trademarks or
                                Copyrights

Schedule 5.6(c)                 Exceptions to Representations of Section 5.6(c)

Schedule 5.6(d)                 Intellectual Property Owned by Others that LaTIS
                                Uses or May Use

Schedule 5.8                    List of Current LaTIS employees

Schedule 5.13                   True and Complete List of Latis's Creditors


NOTE: The schedules listed above are available for review upon written request to the Vice President, Chief Financial Officer, 96 Talamine Court, Colorado Springs, CO 80907-5186.